Exhibit 99.1

                           Global Payment Technologies
                  Announces Fiscal 2005 Second-Quarter Results



    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--May 9, 2005--Global Payment
Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2005 second-quarter results.


                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
               Three Months Ended 3/31      Six Months Ended 3/31
----------------------------------------------------------------------
                 2005     2004  Change    2005     2004     Change
--------------------- -------- ------- ------- -------- --------------
Net Sales      $7,945   $5,712    39%  $15,697  $10,045       56%
--------------------- -------- ------- ------- -------- --------------
Net (Loss)                                               greater than
 Income         ($122)   ($711)   83%      $58  ($1,699)     100%
--------------------- -------- ------- ------- -------- --------------
Net (Loss) Income
Per Share
    Basic      ($0.02)  ($0.13)  $0.11   $0.01   ($0.31)        $0.32
    Diluted    ($0.02)  ($0.13)  $0.11   $0.01   ($0.31)        $0.32
--------------------- -------- ------- ------- -------- --------------


    Thomas McNeill, GPT Vice-President and CFO, stated, "For the quarter ended March 31, 2005, the net loss was ($122,000), or ($.02) per share, as compared with a net loss of ($711,000), or ($.13) per share, in the prior year period. Sales for the quarter increased 39% and 2% as compared with the same prior year period and our quarter ended December 31, 2004, respectively. Turning to EBITDA, we have made substantial improvements with EBITDA of $431,000, $619,000, $897,000 and $660,000 in the last four quarters, respectively, resulting in a trailing four quarters of $2.6 million EBITDA."
    The following is a reconciliation of EBITDA, see note 1, (in 000s) for the three months ended:

                              3/31/05    12/31/04    9/30/04  6/30/04

Net (loss) income               ($122)       $180       $117    ($108)

Income taxes                        2           3        (18)        -

Depreciation and amortization
 expense                          409         468        376      392

Amortization of debt discount     356         212        110      113

Interest expense, net              15          34         34       34

Total EBITDA                     $660        $897       $619     $431

    Net sales for the quarter increased 39% to $7.9 million as compared with $5.7 million in the same prior year period due to increased gaming sales of $2.9 million, primarily to the Company's Australian affiliate, partially offset by decreased sales of $667,000 to the beverage and vending market as a result of significant cigarette tax increases in Germany. Gross profit increased to $2,336,000, or 29.4% of sales this quarter, as compared with $1,025,000, or 17.9% of sales in the same year ago period. This increase in our gross profit percentage was primarily the result of achieving a 39% sales increase while at the same time leveraging off of existing fixed manufacturing costs and achieving substantial improvements in purchasing costs of the Aurora product.
    Operating expenses decreased to $1,739,000, as compared with $1,805,000 in the same year ago period, primarily due to professional fees incurred with respect to the issuance of the convertible debt in the year ago period. Interest expense increased to $371,000, as compared with $45,000 in the same year ago period. This increase is primarily the result of amortization expense related to the debt discount in the amount of $356,000, as compared with $19,000 in the year ago period. This quarter, amortization of debt discount of $356,000 was charged to operations as a result of the conversion of $1,002,000 of the Company's term note into 235,000 shares of common stock. As a result of the conversion of the remaining balance of the Company's term note, the entire amount of debt discount has been reduced to zero and has been recognized as interest expense and charged to operations.
    During the quarter ended March 31, 2005, the Company's equity in
(loss) income of unconsolidated affiliates was negatively impacted by ($355,000) as compared with $25,000 in the same prior year period based upon the Company's (deferral) recognition of its proportionate share of the related gross profit on product sales to its affiliates, which (have not) have been sold by the affiliates to third party end users.
    Mr. McNeill added, "This increase in inventory at our Australian affiliate, as well as slowdowns in Russian orders and the completion of a Russian contract is expected to result in approximately a 30% reduction in sales for the June 2005 quarter when compared with the June 2004 quarter. While this expected quarterly reduction is disappointing, it does not diminish our success in achieving five consecutive quarters of sales growth to almost $8.0 million in revenue this quarter, as well as four consecutive quarters of increased gross profit percentage from 17.9% in March 2004 to 29.4% this quarter, just shy of our goal of achieving 30%."
    Tom Oliveri, GPT's President and CEO stated, "We remain steadfast in seeking to deliver year-over-year revenue improvements, and while this is difficult to maintain each quarter, we are committed to improving sales each fiscal year. To date our improvement has been exclusively with the Argus and Aurora products, primarily in Australia and Russia. In addition, we are pleased with our early success in Macau with sales in one of the newer casinos achieving a substantial portion of the casino floor. Further, these early successes, coupled with expected contributions from Advantage, SA-4 and FL-4, and the many "irons in the fire" for future opportunities will help solidify our long-term business objectives of having a product that is well suited for every application required. We have also received initial SA-4 orders as well as positive customer feedback on this unit's performance as we seek continued diversification of our customer and sales base. Finally, in addition to organic growth, our vision has always included external expansion, and given our significant strides operationally, we will devote more of our time to this effort over the coming quarters."
    Mr. McNeill continued, "With respect to our financial condition, during the quarter total convertible debt outstanding was reduced by $1,453,000 to $299,000 at March 31, 2005. With the term note fully repaid, and the Company's lowest debt level in years, GPT has $2.2 million of availability on its revolving line of credit and cash of $3.6 million, as compared with $4.0 million at December 31, 2004, and $3.5 million at September 30, 2004. Finally, inventory increased to $3.6 million as compared with $2.6 million at September 30, 2004, primarily the result of vendor commitments for the Aurora product and a slowdown in current sales of the Aurora product.
    "Even though our upcoming third quarter sales will decrease as mentioned above, we continue to be pleased by our many substantial improvements which include: five consecutive quarters of increased revenue, the last four of which were all in excess of $7.0 million; another quarter of positive EBITDA; substantial improvement in our gross profit percentage; tight control of operating costs; substantial reduction of debt and no longer incurring amortization of debt discount in future quarters."

    Note 1: EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA, which is not defined under United States generally accepted accounting principles ("GAAP"), is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance and it is a widely accepted financial indicator used by investors and analysts to measure performance and valuation, as well as to provide insight into how management measures quarterly performance. EBITDA is not intended to represent cash flows or an alternative to net income, and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP. Due to the recurring losses over the past several years, the debt discount being fully amortized in the quarter ended March 31, 2005, low levels of interest expense paid, essentially no tax expense resulting from the Company's deferred tax position, and the reduced level of capital expenses, management believes it is important to manage the cash performance and assess the financial viability based upon the Company's ability to generate positive EBITDA. Among other financial measurements or models used by management are: sales forecasts, inventory forecasts, net income forecasts and cash flow forecasts, all of which supplement the Company's EBITDA measurement and are considered jointly when assessing the Company's liquidity. Finally, the Company has significant uses of cash flows such as inventory purchases, extended payment terms to its customers, debt principal repayments and capital expenditures, which are not reflected in EBITDA.

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                 unaudited
                                                   3/31/05  9/30/2004
                                                 --------- -----------
       ASSETS
       ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                         $3,583     $3,453
  ACCOUNTS RECEIVABLE, NET                           5,219      4,165
  INVENTORY                                          3,581      2,573
  PREPAID EXPENSES AND OTHER CURRENT ASSETS            339        404
  INCOME TAXES RECEIVABLE                                -        115
                                                 --------- -----------

     TOTAL CURRENT ASSETS                           12,722     10,710

INVESTMENTS IN UNCONSOLIDATED AFFILIATES             2,030      1,811
PROPERTY AND EQUIPMENT, NET                          1,867      2,134
CAPITALIZED SOFTWARE COSTS, NET                      1,300      1,612
                                                 --------- -----------

     TOTAL ASSETS                                  $17,919    $16,267
                                                 ========= ===========


  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                  $2,882     $2,273
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES       975      1,280
  CURRENT PORTION OF LONG-TERM DEBT, NET OF
   DISCOUNT                                              -        253
                                                 --------- -----------

     TOTAL CURRENT LIABILITIES                       3,857      3,806

  LONG-TERM DEBT, NET OF DISCOUNT                      299      1,354

                                                 --------- -----------
     TOTAL LIABILITIES                               4,156      5,160
                                                 --------- -----------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                           64         59
 ADDITIONAL PAID-IN CAPITAL                         13,143     10,800
 RETAINED EARNINGS                                   1,341      1,283
 ACCUMULATED OTHER COMPREHENSIVE INCOME                714        464
                                                 --------- -----------
                                                    15,262     12,606
LESS: TREASURY STOCK                                (1,499)    (1,499)
                                                 --------- -----------

TOTAL SHAREHOLDERS' EQUITY                          13,763     11,107
                                                 --------- -----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $17,919    $16,267
                                                 ========= ===========



                   GLOBAL PAYMENT TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN OOOs EXCEPT SHARE AND PER SHARE DATA)

                                 (unaudited)          (unaudited)
                            ------------------------------------------
                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                  MARCH 31,            MARCH 31,
                               2005        2004      2005      2004
                           --------- ----------- --------- ----------


NET SALES                      $7,945      $5,712   $15,697   $10,045

GROSS PROFIT                    2,336       1,025     4,360     1,840

OPERATING EXPENSES              1,739       1,805     3,414     3,657

                            --------- ----------- --------- ----------
INCOME (LOSS) FROM
 OPERATIONS                       597        (780)      946    (1,817)
                            --------- ----------- --------- ----------

OTHER (EXPENSE) INCOME:
 EQUITY IN (LOSS) INCOME OF
  UNCONSOLIDATED AFFILIATES
  (1) (2)                        (346)         41      (266)      128
 GAIN ON SALE OF INVESTMENT
  IN UNCONSOLIDATED
  AFFILIATE                         -          78         -        78
 INTEREST EXPENSE                (371)        (45)     (617)      (77)
                            --------- ----------- --------- ----------
TOTAL OTHER (EXPENSE) INCOME     (717)         74      (883)      129
                            --------- ----------- --------- ----------

(LOSS) INCOME BEFORE
 PROVISION FOR INCOME TAXES      (120)       (706)       63    (1,688)

PROVISION FOR INCOME TAXES          2           5         5        11
                            --------- ----------- --------- ----------

NET (LOSS) INCOME               ($122)      ($711)       58    (1,699)
                            ========= =========== ========= ==========

PER SHARE INFORMATION:
   BASIC                       ($0.02)     ($0.13)    $0.01    ($0.31)
                            ========= =========== ========= ==========
   DILUTED (3)                 ($0.02)     ($0.13)    $0.01    ($0.31)
                            ========= =========== ========= ==========

COMMON SHARES USED IN
COMPUTING PER SHARE AMOUNTS:
   BASIC                    5,865,634   5,560,577 5,744,175 5,555,518
                            ========= =========== ========= ==========
   DILUTED  (3)             5,865,634   5,560,577 5,976,725 5,555,518
                            ========= =========== ========= ==========

   (1) FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004, INCLUDES ($355,000) AND $25,000 RESPECTIVELY, WHICH REPRESENTS THE (DEFERRAL) RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT (HAVE NOT) HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004, INCLUDES ($268,000) AND $105,000, RESPECTIVELY, RELATED TO THE ABOVE MENTIONED (DEFERRED) RECOGNIZED GROSS PROFIT.

   (2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES WAS $9,000 AND $16,000 FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004, RESPECTIVELY, AND FOR THE SIX MONTHS ENDED MARCH 31, 2005 AND 2004 WAS $2,000 AND $23,000, RESPECTIVELY.

   (3) FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND THE SIX MONTHS ENDED MARCH 31, 2004, THE WEIGHTED AVERAGE SHARES
    OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL DILUTIVE SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.




    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 ext. 273
             or
             PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com